PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Income from continuing operations	$17,023	$14,736	$52,152	$46,061
Minority interests in continuing operations	3,213	5,223	9,888	13,450
Interest expense	1,009	628	3,128	1,658

Earnings from continuing operations available to cover fixed charges	$21,245	$20,587	$65,168	$61,169

Fixed charges	$1,009	$628	$3,128	$1,658
Preferred stock dividends	12,756	11,258	38,181	34,769
Preferred partnership distributions	1,752	4,038	5,103	9,600

Combined fixed charges and preferred distributions	$15,517	$15,924	$46,412	$46,027

Ratio of earnings from continuing operations to fixed charges	21.1	32.8	20.8	36.9

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.4	1.3	1.4	1.3

	2006	2005	2004	2003	2002
Income from continuing operations	$62,937	$59,674	$46,564	$46,326	$45,916
Minority interests in continuing operations	16,268	16,262	24,785	29,638	28,271
Interest expense	2,575	1,330	3,054	4,015	5,324

Earnings from continuing operations available to cover fixed charges	$81,780	$77,266	$74,403	$79,979	$79,511

Fixed charges (1)	$2,575	$1,330	$3,054	$4,015	$5,612
Preferred stock dividends	47,933	43,011	33,020	15,784	15,412
Preferred partnership distributions	11,155	10,651	20,245	19,240	17,927

Combined fixed charges and preferred distributions	$61,663	$54,992	$56,319	$39,039	$38,951

Ratio of earnings from continuing operations to fixed charges	31.8	58.1	24.4	19.9	14.2

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.3	1.4	1.3	2.0	2.0

(1) Fixed charges include interest expense plus capitalized interest.

PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
FFO	$31,013	$26,847	$90,597	$78,764
Interest expense	1,009	628	3,128	1,658
Minority interest in income — preferred units	1,752	4,038	5,103	9,600
Preferred stock dividends	12,756	11,258	38,181	34,769

FFO available to cover fixed charges	$46,530	$42,771	$137,009	$124,791

Fixed charges	$1,009	$628	$3,128	$1,658
Preferred stock dividends (3)	12,756	11,258	38,181	33,111
Preferred partnership distributions (3)	1,752	2,672	5,103	8,234

Combined fixed charges and preferred distributions paid	$15,517	$14,558	$46,412	$43,003

Ratio of adjusted FFO to fixed charges	46.1	68.1	43.8	75.3

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.0	2.9	3.0	2.9

	2006	2005	2004	2003	2002
FFO (1)	$106,235	$102,463	$97,214	$97,448	$104,543
Interest expense	2,575	1,330	3,054	4,015	5,324
Minority interest in income — preferred units	11,155	10,651	20,245	19,240	17,927
Preferred stock dividends	47,933	43,011	33,020	15,784	15,412

FFO available to cover fixed charges	$167,898	$157,455	$153,533	$136,487	$143,206

Fixed charges (2)	$2,575	$1,330	$3,054	$4,015	$5,612
Preferred stock dividends (3)	44,553	43,011	31,154	15,784	15,412
Preferred partnership distributions (3)	9,789	10,350	17,106	19,240	17,927

Combined fixed charges and preferred distributions paid	$56,917	$54,691	$51,314	$39,039	$38,951

Ratio of adjusted FFO to fixed charges	65.2	118.4	50.3	34.0	25.5

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	2.9	2.9	3.0	3.5	3.7

(1) FFO has been adjusted to include the effect of impairment charges.
(2) Fixed charges include interest expense plus capitalized interest.
(3) Excludes EITF Topic D-42 distributions.